U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 9, 2013
(Date of Report)

CACI International Inc
(Exact name of registrant as specified in its charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of Principal executive offices)(ZIP code)

(703) 841-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01:   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 9, 2013, the Registrant announced that it had entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which it will acquire all of the outstanding shares of Six3 Systems Holdings II, Inc. (“Six3 Systems”), a premier provider of highly specialized support to the national security community in the areas of cyber and signals intelligence; intelligence, surveillance, and reconnaissance; and intelligence operations for a purchase price of $820 million in cash (the "Purchase Price"). Six3 Systems is headquartered in McLean, Virginia and employs approximately 1,600 professionals worldwide. The Purchase Price is subject to adjustment based on Six3 Systems’ cash and net working capital at closing, and a portion of the Purchase Price will be held in escrow for fifteen months.  The parties intend to close the transaction after satisfaction of all of the conditions to closing contained in the Merger Agreement, including the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.  The Registrant expects the transaction to close in the second quarter of its 2014 fiscal year.

 ITEM 7.01:    REGULATION FD DISCLOSURE

On October 9, 2013, the Registrant issued a press release announcing its intent to acquire Six3 Systems.  A copy of the Registrant’s press release is attached as Exhibit 99 to this Current Report on Form 8-K.

ITEM 9.01:    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99	Press Release dated October 9, 2013, of CACI International Inc (furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse
Arnold D. Morse
Senior Vice President,
Chief Legal Officer and Secretary

Exhibit 99

Press Release dated October 9, 2013, of CACI International Inc